EXHIBIT 10.37

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Third Amendment”) dated as of December 5, 2019 is entered into by and between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and PATRICK MCCLYMONT (the “Executive”).

WHEREAS, the Company and the Executive wish to amend that certain Employment Agreement between them dated as of June 6, 2016, as previously amended by an Amendment to Employment Agreement dated as of August 2, 2019 and a Second Amendment to Employment Agreement dated as of October 21, 2019 (collectively, the “Agreement”), as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.Term.  Section 2 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“The Executive’s employment pursuant to this Agreement shall be effective as of August 8, 2016 (the “Effective Date”), and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) January 8, 2020 (the “End Date”).”

2.No Further Changes. Except with respect to the change made by Section 1 above, all of the terms and conditions of the Agreement remain in full force and effect.

3.Counterparts. This Third Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Third Amendment as of December 5, 2019.

IMAX CORPORATION		PATRICK MCCLYMONT

By:	/s/ Kenneth Weissman	/s/ Patrick McClymont
Name:	Kenneth Weissman
Title:	Senior Vice President, Legal
Affairs and Corporate Secretary

By:	/s/ Robert D. Lister
Name:	Robert D. Lister
Title:	Chief Legal Officer and Senior
Executive Vice President